QUEST
                              Resource Corporation
                                [Graphic Omitted]


News Release
For Immediate Release

Company Contact:
David E. Grose, Chief Financial Officer
Phone: (405) 488-1304, X 23
Website: www.qrcp.net

             Quest Resource Corporation Adds New Natural Gas Hedges

OKLAHOMA CITY - (PR Newswire) - May 23, 2006 - Quest Resource Corporation (NASDAQ NM: QRCP), the largest operating company in the Cherokee Basin, today announced the Company has added natural gas price collars for a portion of its production in 2007 and 2008. In the table below, Quest provides details of the new contracts.

Year 2007
                   --------------------------- ------------
  Annual Volume     Daily Volume      Floor       Ceiling
                   -------------- ------------ ------------
2,241,100 MBtu       6,140 MMBtu      $8.00        $8.63
2,541,495 MBtu       6,693 MMBtu      $8.00        $9.02


Year 2008
2,136,708 MBtu       5,854 MMBtu      $8.00        $8.93
1,962,858 MBtu       5,378 MMBtu      $8.00        $9.02


David Grose, Quest Resource Chief Financial Officer said: "Specifically, these costless collars for 2007 and 2008 will protect a larger portion of our growing production base from fluctuations in the market price of natural gas and will enable us to have greater certainty with respect to our future revenues. Our forecasted production for 2007 is approximately 28 billion cubic feet equivalent
(Bcfe), of which 8.4 Bcfe, or 30% will be sold under hedging contracts. We have a smaller percentage hedged for our targeted 2008 annual volume. These new collars are tied to the Southern Star index, which is the market into which we sell our production. As a result, these new collars do not have any basis differential risk associated with them."

About Quest Resource Corporation
--------------------------------
Quest Resource is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma. The Company is a fully integrated E&P company, operating more than 1,200 coal bed methane wells which produce into its own 1,200+-mile gathering and transportation pipeline system, and uses its own fleet of completion equipment to support its aggressive drilling program. At year-end 2005, Quest had more than 1,700 locations in its drilling inventory. For more information, visit the Quest Resource's website at www.qrcp.net.

Forward-Looking Statements
--------------------------
Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities

Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out the Company's anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition, general market conditions, and other risks detailed in Quest's filings with the Securities and Exchange Commission. You can find Quest's filings with the Securities and Exchange Commission at www.qrcp.net or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.






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